EXHIBIT 99.f


                           Reimbursement Agreements


The Funds have no plans to compensate officers and directors who are affiliated with the Investment Adviser except indirectly through payment of the advisory fee.

Each director who is not an "interested person", as that term is defined in the 1940 Act, of a Fund was paid an annual fee of $500.00 for serving on the board of a Fund for fiscal year 2008. The Chairman of the Board of Directors of a Fund was paid an annual fee of $125.00 in addition to the $500.00 director fee.